EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

BlackRock Private Credit Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$9,689,387(1)	0.00014760	$1,430(2)
Fees Previously Paid
Total Transaction Value	$9,689,387(1)
Total Fees Due for Filing			$1,430
Total Fees Previously Paid			$1,430
Total Fee Offsets			--
Net Fee Due			$0.00

(1)
Calculated as the aggregate maximum purchase price based upon the net asset value per share as of August 31, 2023 of $24.85 and the offer to purchase up to 389,915 shares. The fee of $1,430 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Credit Fund  (File No. 005-94050) on October 31, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)
Calculated at $147.60 per $1,000,000 of the Transaction Value in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023 and previously paid.